Exhibit (p)(1)

Allianz Investment Management LLC

Compliance Manual

Code of Ethics Policy

Effective Date: January 1, 2026

Version: 2026-1

TABLE OF CONTENTS

Introduction and Background

1. Who is subject to the Code?

2. What Types of Investments are subject to the Code?

3. What Types of Accounts are subject to the Code?

4. What are the Restrictions on Trading Reportable Securities?

5. Reporting and Certification Requirements

6. Conflicts of Interest

7. Insider Trading

8. Gifts & Entertainment (“G&E”)

9. Sanctions

10. Governance Oversight

11. AIM LLC Code of Ethics Program Management

Introduction and Background

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. This Code of Ethics (“Code”) applies to all Allianz Investment Management, LLC (“AIM LLC”) Supervised Persons (as defined below). This Code is based upon the principle that Supervised Persons owe a fiduciary duty to AIM LLC clients and must conduct their affairs in such a manner as to (i) avoid serving their own personal interests ahead of clients, (ii) avoid taking inappropriate advantage of their position with the company and (iii) avoid, and, where appropriate, mitigate any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. It is unlawful for AIM LLC or its Supervised Persons:

1.	To employ any device, scheme, or artifice to defraud;
2.	To mislead clients, make any untrue statement or omit to state a material fact;
3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
4.	To engage in any manipulative practices.

This Code also sets forth requirements for personal conduct of AIM LLC’s Supervised Persons, including personal securities transactions and reporting, conflicts of interest, insider trading, gifts, and entertainment. All Supervised Persons are required to comply with the Code and applicable federal securities laws as a condition of continued employment.

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The StarCompliance System (“StarCompliance”) has been implemented to administer the requirements of this Code. Supervised Persons are required to report conflicts of interest, violations of this Code, provide periodic certifications, and to fulfill their personal trading reporting requirements as required by this Code. If you are uncertain whether a real or apparent conflict exists in any particular situation, consult with AIM LLC’s Chief Compliance Officer (the “CCO”) immediately.

The CCO has the authority to grant waivers or exceptions to this Code. Waivers will be documented in writing, contain the reason for the waiver, and be retained by Compliance. Waivers are expected to be granted only in rare instances.

1. Who is subject to the Code?

The Code applies to those individuals whose activities support AIM LLC in the following capacities. Evaluation of an individual’s role and Code applicability is performed by Compliance upon hire or when access to AIM systems is requested.

1.1 A “Supervised Person” is defined as (i) a partner, officer, director (or other person occupying a similar status or performing similar functions); (ii) a person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser; or (iii) or other persons identified by AIM LLC’s CCO, or designee, based on role and/or access to information.

1.2 An “Access Person” is defined as any Supervised Person who either (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. AIM LLC directors and officers are presumed to be access persons. AIM LLC considers holdings nonpublic until disclosed on the allianzim.com website.

Supervised Persons who are also members of the Board of Management of Allianz Group companies; Global/Senior Executives of the Allianz Group (i.e., Allianz Equity Incentive Plan participants); and Supervised Persons with access to the financial results of the Allianz Life OE prior to the announcement of the Allianz Group’s financial results are not Access Persons per se, as defined in Rule 204A-1. However, to comply with internal Allianz requirements, they are held to the standards of Access Persons as prescribed in this Code.

1.3 An “Investment Manager” is defined as any Access Person who actively performs core Investment Management, Asset Management, Banking and/or Pension Fund Management activities. Core activities include making investment decisions and/or trading on behalf of clients.

2. What Types of Investments are subject to the Code?

Access Persons and Investment Managers must report activity in Reportable Securities in the StarCompliance System.

2.1	Reportable Securities

“Reportable Security” is defined to include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. This includes but is not limited to ETFs, UITs, UIT ETFs and closed-end mutual funds.

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“Reportable Funds” consist of mutual funds advised by AIM LLC and affiliates (e.g., PIMCO). Each Reportable Fund is a Reportable Security.

2.2	Non reportable securities

The requirements of this Code do not apply to the following instruments:

•	Direct obligations of the U.S. government;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
•	Money market funds;
•	Open-end investment companies (mutual funds) other than Reportable Funds; and
•	Currencies, including crypto currency.

3. What Types of Accounts are subject to the Code?

Access Persons and Investment Managers are required to report and maintain all of their Covered Accounts in StarCompliance.

3.1 “Covered Account” includes any securities account, whether held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which an individual has a Beneficial Ownership, or over which an individual has investment discretion or other control or influence, with respect to Reportable Securities. A Covered Account includes the accounts of Immediate Family Members sharing the same household as well as accounts for which the individual has power of attorney, serves as executor, trustee, or custodian, and corporate or investment club accounts. Restrictions placed on transactions executed within a Covered Account also pertain to Reportable Securities held outside of an account of which an individual has physical control, such as a physical stock certificate.

“Beneficial Ownership” exists when an individual directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities).

“Immediate Family Member” includes your spouse or domestic partner, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, in-laws, and any other person you share finances with or financially support. This can also include children that have moved out of the house if you contribute materially to their financial support.

3.2 “Managed Account” is a Covered Account where the individual has Beneficial Ownership but does not have the authority to exercise direct or indirect influence or control over the account or to implement or enforce investment recommendations. These include but are not limited to adviser-managed accounts and fully discretionary brokerage accounts. Typically, in these arrangements, no investment authority exists or, if such authority exists, such authority has been assigned to a broker or investment advisor. Compliance must approve all Managed Accounts.

4. What are the Restrictions on Trading?

The following requirements in this section apply to Covered Accounts, excluding Managed Accounts. This section details pre-clearance and trading restrictions on Reportable Securities.

4.1 Pre-Clearance Procedures and Trade Monitoring

For Access Persons, pre-clearance is required in StarCompliance prior to investing in limited offerings (e.g., private placements), initial public offerings (IPOs), AllianzIM ETFs, and Allianz Group Financial Instruments.

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“Allianz Group Financial Instruments” include financial instruments issued or guaranteed by Allianz SE or other Allianz Operating Entities (“OEs”) or their respective derivatives or related financial instruments. This includes all equity and debt securities issued by Allianz SE or any AZOA Participating Companies, including, but not limited to: (i) common stock, (ii) preferred stock, (iii) notes and debentures, (iv) warrants, options, and other derivatives or rights to acquire or sell any of the foregoing, and (v) American Depositary Receipts (“ADRs”) representing any of the foregoing.

For Investment Managers, pre-clearance is required in StarCompliance prior to investing in Reportable Securities with the exception of:

•	Specific Types of Securities: Any transaction involving the purchase or sale of shares issued by (i) an ETF (except AllianzIM ETFs), (ii) an Exchange-Traded Note (“ETN”), (iii) a Reportable Fund or (iv) a closed-end fund or unit investment trust, or (v) fixed-income Securities issued by agencies or instrumentalities of the Government of the United States.
•	Specific Types of Transactions: Any transactions where the employee has no direct or indirect influence or control, such as trading in Managed Accounts, automatic dividend reinvestment plans, stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution, the exercise of an option or the recall of securities on loan.

For pre-clearance, the Access Person or Investment Manager must provide information regarding the security proposed to be purchased and the broker & account through which the transaction is proposed to be effected. In determining whether approval should be granted, Compliance will consider the pertinent facts, circumstances and factors including whether the investment opportunity a) creates any client conflicts and b) is being offered to the Access Person by virtue of his/her position with AIM LLC, its Affiliates, or the Affiliates’ relationship with a client.

“Affiliates” include any domestic or foreign entity that is controlled by, controls, or is under common control with AIM LLC.

Access Persons and Investment Managers are encouraged to pre-clear in StarCompliance transactions in securities that do not require pre-clearance. This will ensure adherence to the 30 day hold period and restricted lists. Where pre-clearance is not required or sought, Access Persons and Investment Managers remain responsible for complying with the requirements of this Code including compliance with Controlled Securities List and short-term trading and holding period requirements.

The CCO may at times announce a Controlled Securities List. Access Persons and Investment Managers may not trade in instruments on the Controlled Securities List without prior approval by Compliance. For example, the CCO may place a security on the Controlled Securities List when an Access Person or Investment Manager is in possession of MNPI pertaining to the security and/or its issuer.

“Controlled Securities List” represents specific instruments that the CCO has designated as restricted trading.

4.2 Blackout Period

Access Persons and Investment Managers may not purchase or sell shares of Allianz Stock during blackout periods. There are four “blackout” periods each year commencing at least thirty (30) calendar days prior to the announcement of quarterly and year-end financial results and continuing through the end of the day of the public announcement of financial results. This includes all Allianz Group Financial Instruments.

4.3 Short-Term Trading and Holding Period Requirements

Access Persons and Investment Managers are prohibited from engaging in Short-Term Trading. Once purchased, Reportable Securities (except the securities on the ETF Whitelist) are required to be held for at least 30 days, calculated from the date following the last transaction in a particular security.

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“Short-Term Trading” is defined as any (1) purchase and sale or (2) sale and purchase of the same or a substantially similar security issued by the same issuer within thirty (30) calendar days.

This restriction includes any related investments whose value or price depends on the value or price of the initial investment (e.g., options), but excludes the ETF Whitelist.

ETF Whitelist

Broad based open-ended ETFs with over 20 holdings can be added to the ETF Whitelist annually. Whitelisted ETFs as well as options on such ETFs and options on the indices of such ETFs are not subject to the Short-Term Trading and Holding Period Requirements. The ETF Whitelist is maintained in StarCompliance in the Document Library.

5. Reporting and Certification Requirements

Supervised Persons are required to complete periodic reporting and certification requirements as prescribed by AIM GRC. The reporting and certifications will generally be administered using the StarCompliance system.

5.1 Certifications

Supervised Persons must certify in StarCompliance receipt of the Code and Code updates upon request. This certification confirms the Code has been read, understood and its requirements will be adhered to, and all necessary reporting and certifications will be completed.

5.2 Initial Accounts and Holdings Report

Access Persons and Investment Managers must submit a report of all Covered Accounts and holdings in Reportable Securities within 10 calendar days of becoming an Access Person or Investment Manager. The report includes the following information current as of a date not more than 45 days prior to the date of becoming an Access Person or Investment Manager:

•	Title, type, exchange ticker symbol, CUSIP number or ISIN, number of shares and principal amount of each security;
•	Name of any broker, dealer or bank, and account number, with which the Covered Account is maintained; and
•	Date on which the report is submitted.

The Initial Accounts and Holdings Report also includes a certification that all Covered Accounts (including Managed Accounts) have been disclosed in StarCompliance.

5.3 Quarterly Compliance and Transactions Report

The Quarterly Compliance and Transactions Report is a robust report where each Supervised Person verifies their compliance with Compliance Policies as well as confirms all required reporting for the quarter is accurate within StarCompliance. Specific questions may change from time-to-time, but generally includes conflicts, disciplinary information, gifts, entertainment, and Transactions. See section 6. Conflicts of Interest for more information on conflicts and disciplinary information reporting and quarterly confirmation. See section 8. Gifts and Entertainment (“G&E”) for more information about G&E reporting and quarterly confirmation.

Access Persons and Investment Managers must submit the Quarterly Compliance and Transaction Report in StarCompliance no later than a date specified by Compliance (generally 25-28 calendar days after the end of each calendar quarter). The required information in StarCompliance and the timing of the certification is to fulfill the regulatory requirement of each Access Person to submit a transaction report within 30 days after the end of each calendar quarter.

The Accounts and Transactions sections of this report covers the following:

1.	Confirmation that all Covered Accounts that have the ability to hold Reportable Securities are disclosed in StarCompliance.
2.	All transactions in Reportable Securities are reported. The report includes:
•	Date of transaction, security name, exchange ticker symbol, CUSIP number or ISIN, interest rate and maturity date (if applicable), number of shares and principal amount of each Reportable Security involved;
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•	Nature of the transaction (e.g., purchase, sale or any other acquisition or disposition);
•	Price at which the transaction was effected;
•	Name of broker, dealer, or bank, and account number, through which the transaction was effected;
•	Name of broker, dealer, or bank, and account number, with whom any new Covered Account was established and the date such account was established; and
•	Date on which the report is submitted.

If an Access Person or Investment Manager did not engage in any personal securities transactions in any Reportable Security during the period, the report shall state that no transactions were executed.

This Code does not require reporting of transaction information in the following situations:

•	Transactions executed pursuant to an Automatic Investment Plan, including rebalance programs.
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.
•	Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
•	Transactions in Managed Accounts that are non-volitional on the part of the Access Person.
•	Transactions in options owned by the Access Person called by a third party.
•	Vesting of Allianz and employer shares in long-term incentive compensation and employer accumulation plans.
•	The acquisition of Reportable Securities pursuant by gift or inheritance.
•	Gifts of Reportable Securities to charitable organizations.

Please Note, although these transactions are not required to be reported quarterly, they will be needed to complete the Annual Holdings Report.

5.4 Annual Holdings Report

Access Persons and Investment Managers must submit a report of all Reportable Securities holdings in each Covered Account (excluding Managed Accounts) no later than a date specified by Compliance (generally 25-28 calendar days after the end of each calendar year). The report includes the following information current as of the last day of the calendar year:

•	Title, type, ticker symbol, CUSIP number or ISIN, number of shares and principal amount of each Reportable Security;
•	Name of any broker, dealer, bank, or financial institution, and account number, with which the Access Person maintains a Covered Account; and
•	Date on which the report is submitted.

Please note:

•	This report includes all Covered Accounts (excluding Managed Accounts) that hold Reportable Securities.
•	This includes Reportable Securities that may not require pre-clearance or transaction reporting.

5.5 Report Reviews

Once reports are submitted by Access Persons and Investment Managers, Compliance reviews reports covering Covered Accounts, Reportable Securities transactions, and holdings, as applicable, seeking to identify potential conflicts of interest (e.g., front-running), assess compliance with the other policy requirements, and to investigate any identified, material disparities.

6. Conflicts of Interest

6.1. General Principles

This Code is also designed to identify Supervised Persons’ other business activities and to prevent conflicts of interest that may affect the ability to make proper decisions regarding duties owed to clients. Conflicts may arise related to outside business activities, such as serving on corporate or nonprofit boards, other employment or compensation, and other professional and familial relationships.

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6.2. Conflicts Certifications

As part of the corporate hiring process, external candidates must disclose any prior disciplinary or conflicts of interest information. Compliance reviews and approves prior to an offer of employment being made. Upon hire, Supervised Persons are asked to report such conflicts, including outside activities, through conflicts of interest questionnaires in StarCompliance and confirm ongoing accuracy through the Quarterly Compliance and Transactions Report. The purpose of this reporting is to ensure AIM LLC maintains a robust process to identify certain disciplinary information and potential and actual conflicts which AIM LLC is required to disclose to its clients. This reporting must be kept current by all Supervised Persons.

6.4 Ongoing Monitoring

AIM LLC’s Compliance Committee is responsible for reviewing and updating the conflicts of interest questions and ensuring that firm disclosures adequately address actual and potential conflicts of interest.

7. Insider Trading

Section 204A of the Advisers Act requires investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of Material, Non-Public Information (MNPI) by the adviser and its Supervised Persons. Many provisions required above in this Code serve a dual purpose in preventing the receipt and misuse of MNPI. The following standards fulfill AIM LLC’s insider trading policies.

7.1 General Principles

AIM prohibits Supervised Persons from trading, either personally or on behalf of Clients while in possession of MNPI, or communicating MNPI to others. This conduct is frequently referred to as “insider trading.”

While the term “insider trading” is not defined in the federal securities laws, it is generally understood that the law prohibits: (1) trading by an insider while in possession of MNPI; or (2) trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; (3) communicating MNPI to others; or (4) providing substantial assistance to someone who is engaged in any of the above activities.

7.2 Who is an Insider?

The concept of “Insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, AIM LLC or its Supervised Persons may become a temporary insider of a company it advises or for which it performs other services. For example, MNPI obtained from counterparties through market sounding activities. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

7.3 What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.

“Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company’s securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Information that Supervised Persons should consider material includes, but is not limited to: pending and non-public trades, non-public mutual funds holdings, knowledge regarding NAV errors, undisclosed fund organizational matters as well as issuer dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, information about significant contracts, information about the government’s approval or rejection of a product, results of clinical trials, or the gain or loss of a substantial customer or supplier.

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7.4 What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission (“SEC”) or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

7.5 Procedures to Implement the Insider Trading Policy

The following trading restrictions and reporting requirements have been established to aid Supervised Persons in avoiding Insider Trading, and to aid AIM LLC in preventing, detecting, and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

1.	Any Supervised Person who believes that they possess or may possess MNPI with respect to any issuer or securities shall advise AIM LLC’s CCO of such knowledge and of the manner in which he or she came to know this information including the source of such information. This provision shall not apply to any Supervised Person who possesses MNPI pertaining to Allianz SE if the Supervised Person is subject to a confidentiality obligation with respect to their obtaining this knowledge.
2.	No Supervised Person who possesses MNPI relating to Allianz SE, its clients, or its affiliates, may buy or sell any registered securities advised by AIM LLC or its affiliates or engage in any other action to take advantage of, or pass on to others, such MNPI.
3.	Supervised Persons who obtain MNPI relating to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal Securities laws, may not buy or sell securities of that company or otherwise take advantage of, or pass on to others, such MNPI.
4.	Because even inadvertent disclosure of MNPI to others can lead to significant legal difficulties, Supervised Persons should not discuss any potentially MNPI concerning AIM LLC or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.

7.6 Resolving Issues Concerning Insider Trading

The federal securities laws, including the laws governing insider trading, are complex. Supervised Persons who have any doubts or questions about the materiality or non-public nature of information in their possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, should contact the AIM LLC CCO. Until advised to the contrary by the AIM LLC CCO, Supervised Persons must presume that the information is material and non-public and should not trade in the securities or disclose this information to anyone.

8. Gifts & Entertainment (“G&E”)

Giving and accepting gifts or entertainment may present improper inducement conflicts of interest and implicate other violations of the law outside of Rule 204A-1.

Gifts, meals, entertainment, transportation, and lodging are prohibited if such activity is with elected or appointed government officials, employees of government bodies, or their immediate family members.

Supervised Persons are prohibited from making charitable contributions with the intention of obtaining or influencing advisory relationships.

8.1 Gift & Entertainment Guiding Principles

The following five principles serve as a guide in determining whether a gift or entertainment is appropriate. Supervised Persons shall consider these factors before giving or accepting gifts or entertainment.

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1.	Is it permitted by law?

If the giving or receiving of a gift or entertainment is in violation of any law or regulation, it is prohibited. For example, the acceptance of a gift that could be construed as a bribe would be in violation of anti-corruption laws and must not be accepted.

2.	Is it permitted by our company policies?

In addition to AIM LLC policies, Supervised Persons registered under our affiliate Allianz Life Financial Services (ALFS) must follow their G&E limits.

3.	Does it align with AIM LLC’s values?

Our values (Integrity, Caring, Excellence and Respect) help guide our internal decision-making and provide an ethical and moral compass. Is the gift or entertainment within AIM LLC limits as discussed below.

4.	Is it reasonable in value and appropriate under the circumstances?

There may be times when a gift, even one within the permitted dollar limit, is not appropriate. For example, cash/cash equivalents are prohibited under any circumstances.

5.	Is it for the purpose of fostering business relationships?

Providing gifts and entertainment is done to foster business relationships and as an expression of thanks or appreciation. Gifts or entertainment that seek to exert influence, induce, or compensate present conflicts of interest and are prohibited by this Code.

8.2 What is a Gift?

Gifts given or received to foster relationships or as an expression of thanks or appreciation are permitted, provided they comply with this Code, which is designed to align with the Allianz G&E Rule. Gifts are prohibited if the purpose, real or perceived, is to exert influence or for someone to personally profit.

“Gifts” are items of value given or received between persons who have any type of business relationship current, past, or future. A business relationship exists between all persons involved and could include, but are not limited to a Supervised Person and:

•	a current or prospective vendor;
•	a Financial Professional, Broker/Dealer, Field Market Organization, registered representative, or other external party distributing AIM LLC products or providing services to AIM LLC.

While you may have personal relationships with external parties, once the relationship impacts AIM LLC, its affiliates, or clients, it becomes a business relationship.

This policy does not apply to gifts from Allianz Life to Supervised Persons or between Allianz Life employees.

8.3 Gift Considerations

For all Supervised Persons, gifts given and received are subject to a $250 limit per gift and all gifts received above

$25 must be reported in StarCompliance.

Acceptable Gifts:

Examples: Bottle of Wine, Gift Basket, Tickets to an event (without giver attending)

•	Any gift, or combination of gifts, from any one individual or business entity;
•	Charitable donations made on behalf of individuals provided the donation is not solicited. See the Allianz Life Charitable Contributions & Volunteer Services Policy for more details;

Note: Promotional items with logos, such as pens, trinkets, notepads, etc., valued under $100 are considered nominal gifts and are not required to be reported.

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Strictly Prohibited Gifts:

•	Cash, cash equivalents, or any gift that could be interpreted to take the place of cash (examples: money orders, checks, casino chips, Visa gift cards).
•	Any gift that could damage the reputation of the company.
•	Any gift preconditioned on achieving a sales goal or achieving a business objective.
•	Political donations given or received in conjunction with any business relationship.
•	Any gift given to or by a vendor during contract negotiations (example: it would be inappropriate to send a gift to a vendor with whom we are in negotiations. Even if the gift is within the dollar limits of the policy, it could still be seen as an attempt to influence the contract negotiations. This holds true even if there is a seemingly good reason to send the gift, such as a holiday).

Gifts given must be from company resources. Supervised Persons may not conceal or circumvent the business-related giving process by personally paying for gifts, facilitating the giving through a third party, or giving gifts to family members or other acquaintances of business relationships.

8.4 What is Entertainment?

“Entertainment” is a shared experience with an associate of AIM LLC business relationships and includes both extending and receiving hospitality. Typically, business entertainment is an activity in which an external business associate accompanies an employee to a restaurant, social event, charitable event, sporting event, or other cultural or leisure activity.

8.5 Entertainment Considerations

There are no specific dollar limits for the giving of entertainment. Entertainment is prohibited when the purpose, whether real or perceived, is to exert influence, to induce, or for someone to excessively benefit. Entertainment given must be paid from company resources.

Supervised Persons are required to record all Entertainment received above $50 in StarCompliance.

Acceptable Entertainment

Examples: working meals, extra-curricular meals, golf, coffee, conference events, attending a concert or sporting event

•	Breakfast, Lunch, or Dinner at reasonable establishment
•	Coffee or Happy Hour
•	TopGolf
•	Baseball Game, if not World Series
•	Football Game, if not Superbowl
•	Hockey Game, if not Stanley Cup

Prohibited Entertainment

•	Any form of entertainment that is illegal
•	Using company resources for non-business-related purposes or relationships
•	Excessive or lavish events (Super Bowl, Ryder Cup, etc.)
•	Entertainment using your personal membership (example: country club golf), property, or resources unless approved by Compliance
•	Out of line with the nature of the business relationship or service
•	Any form of entertainment that could damage the reputation of the company

8.6 Gifts and Entertainment Reporting

Supervised Persons are expected to enter any reportable G&E received in StarCompliance as events occur. As part of the Quarterly Compliance and Transactions Report, each Supervised Person must confirm the G&E reported is complete and accurate. Information about G&E Given is obtained from the expense management system and uploaded to StarCompliance.

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If a Supervised Person did not engage in any G&E during the period, the quarterly transaction report shall state that no G&E was given or received.

Reports of G&E are reviewed by Compliance for potential conflicts of interest, compliance with the policy requirements, and to investigate any identify potential material disparities. The CCO (or delegate) also completes oversight of G&E.

9. Sanctions

A Supervised Person’s failure to comply with this Code may result in sanctions including, but not limited to, warnings, fines, suspension of personal Security trading privileges, and, in egregious cases, termination of employment.

10. Governance Oversight

Compliance shall routinely report compliance with this Code through AIM LLC governance, including the Compliance Committee.

11. AIM LLC Code of Ethics Program Management

The following material activities are performed to ensure the Code is administered effectively.

1.	Identification of Supervised Persons, Access Persons, and Investment Managers – Compliance is responsible for identifying, designating, and maintaining lists of Supervised Persons, Access Persons, and Investment Managers.
2.	Managed Accounts – Compliance maintains evidence supporting its approval of Managed Accounts in StarCompliance.
3.	Pre-Clearance Documentation – Compliance maintains evidence of Access Persons IPO and limited offerings transactions and pre-approvals in StarCompliance.
4.	Restricted Lists – Compliance administers Blackout Periods and Controlled Securities Lists in StarCompliance.
5.	Personal Securities Transactions and Holdings – Initial holdings reports, quarterly transaction reports, and annual holdings reports are administered and retained in StarCompliance.
6.	MNPI – Compliance administers the Controlled Securities List to restrict trading on MNPI.
7.	Certifications – Compliance administers certifications using StarCompliance to obtain written acknowledgment of receipt of the Code from all Supervised Persons as well as to obtain other information needed to ensure the Code is administered effectively.
8.	G&E – Compliance administers G&E reporting and oversight using StarCompliance.
9.	Conflicts – Compliance administers outside activity and disciplinary conflicts using StarCompliance.
10.	Record Retention – Compliance maintains Code documentation in StarCompliance, to satisfy regulatory books and records requirements.
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